EXHIBIT 99.1 NEWS RELEASE

MICROCHIP CONTACT: J. Eric Bjornholt - CFO(480) 792-7804	MICREL INVESTORS CONTACT: Dan Burch ……………(212) 929-5748 Larry Dennedy (212) 929-5239

MICROCHIP TECHNOLOGY AND MICREL ANNOUNCE THE COMPLETION OF THE ACQUISITION OF MICREL
BY MICROCHIP TECHNOLOGY

Expands Microchip's solutions for Industrial, Automotive and Communications Markets

Chandler, Arizona and San Jose, California – August 3, 2015 – Microchip Technology Incorporated (NASDAQ: MCHP), a leading provider of microcontroller, mixed-signal, analog and Flash-IP solutions, and Micrel, Incorporated (NASDAQ: MCRL) today announced that Microchip has completed its previously announced acquisition of Micrel. Shareholders of Micrel overwhelmingly approved the merger with 98.95% of the Micrel shares that voted in favor of the merger. As a result of the completion of the transaction, trading in Micrel common stock on the NASDAQ Stock Market will cease today.

"We are very pleased to have completed our acquisition of Micrel," said Steve Sanghi, President and CEO. "I welcome the Micrel employees into the Microchip family and look forward to building a combined organization that will bring the capabilities of both organizations to bear in the marketplace."

Under the terms of the merger agreement, Micrel shareholders were able to elect to receive the $14.00 per share purchase price in either cash or shares of Microchip common stock. Based on the results of the shareholder elections, Microchip will pay an aggregate of approximately $430 million in cash and issue an aggregate of 8,626,795 shares of its common stock to Micrel shareholders. The number of shares of Microchip common stock that a Micrel shareholder will receive is based on a conversion ratio of $14.00 divided by the average of the Microchip closing stock price for the ten most recent trading days ending on the second to last trading day prior to August 3, 2015, which is $ 42.888 per share.

Forward Looking Statements

The statements in this release relating to building a combined organization that will bring the capabilities of both organizations to bear in the marketplace are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking

Microchip Technology and Micrel
Announce Completion of Acquisition

statements are subject to a number of business, economic, legal and other risks that are inherently uncertain and difficult to predict, including, but not limited to: changes in demand or market acceptance of the products of Microchip and Micrel and the products of their respective customers; competitive developments; the costs and outcome of any current or future litigation involving Microchip, Micrel or the acquisition transaction; the effect of the acquisition on Microchip's and Micrel's existing relationships with customers and vendors and their operating results and businesses; the progress and costs of development of Microchip and Micrel products and the timing and market acceptance of those new products; Microchip's ability to successfully integrate Micrel's operations and employees and retain key employees and otherwise realize the expected synergies and benefits of the transaction; and general economic, industry or political conditions in the United States or internationally. For a detailed discussion of these and other risk factors, please refer to the SEC filings of Microchip and Micrel including those on Forms 10-K and 10‑Q. You can obtain copies of Forms 10-K and 10-Q and other relevant documents for free at Microchip’s website (www.microchip.com), at Micrel's website (www.micrel.com) (as applicable) or the SEC's website (www.sec.gov) or from commercial document retrieval services.

Stockholders of Microchip and Micrel are cautioned not to place undue reliance on the forward-looking statements in this press release, which speak only as of the date such statements are made. Neither Microchip nor Micrel undertakes any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this August 3, 2015 press release, or to reflect the occurrence of unanticipated events.

About Microchip Technology

Microchip Technology Inc. (NASDAQ: MCHP) is a leading provider of microcontroller, mixed-signal, analog and Flash-IP solutions, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide. Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality. For more information, visit the Microchip website at www.microchip.com.

About Micrel

Micrel, Inc. is a leading global manufacturer of IC solutions for the worldwide analog, Ethernet and high-bandwidth markets. Micrel's products include advanced mixed-signal, analog and power semiconductors, high-performance communication, clock management, MEMS-based clock oscillators and crystal-less clock generators, Ethernet switch and physical layer transceiver ICs. Micrel's headquarters are located

Microchip Technology and Micrel
Announce Completion of Acquisition

in San Jose, California, with regional sales and support offices and advanced technology design centers situated throughout the Americas, Europe and Asia. For more information, visit the Micrel website at www.micrel.com.